DOUBLELINE FUNDS TRUST

SECOND AMENDMENT TO THE

AMENDED AND RESTATED CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of November 20, 2013, to the Amended and Restated Custody Agreement dated as of January 29, 2013, as amended August 21, 2013 (the “Agreement”), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement and to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Article XIII, Section 13.01, Effective Period is superseded and replaced with the following:

13.01 Effective Period. This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2014.

Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE FUNDS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Ronald R. Redell	By:	/s/ Michael R. McVoy

Name: Ronald R. Redell		Name: Michael R. McVoy

Title: President		Title: Senior Vice President

11/2013	1

Amended Exhibit D - Amended and Restated Custody Agreement DoubleLine Funds Trust

FUND ACCOUNTING, ADMINISTRATION SERVICES AND DOMESTIC CUSTODY FEE SCHEDULE effective January 1, 2014

Annual Fee Based Upon Market Value of the Fund Complex:

2.50 basis points on the first $3 billion

2.00 basis points on the next $5 billion

1.50 basis points on the next $25 billion

1.5 1.00 basis points on the balance

Included in Annual Complex Fee:

¡	Advisor Information Source Web Portal access and reports
¡	Daily compliance testing (Charles River Investment Management)
¡	Start up legal administration services
¡	Daily performance reporting
¡	Legal administration for annual updates
¡	15c-3 Reporting
¡	Chief Compliance Officer support

Portfolio Transaction Fees

$4.00 per book entry DTC transaction/Federal Reserve transaction/principal paydown

$6.00 per short sale

$7.00 per U.S. Bank repurchase agreement transaction

$8.00 per option/future contract written, exercised or expired

$15.00 per mutual fund trade/Fed wire/margin variation Fed wire

$25.00 per physical security transaction

$150.00 per segregated account per year

¡	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
¡	No charge for the initial conversion free receipt.
¡	Overdrafts – charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses

Including but not limited to postage, stationery, programming, special reports, systems expenses, proxies, insurance, legal administration projects, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from Board of directors meetings, third party auditing and legal expenses, pricing services, fair value pricing services, factor services, customized reporting, expenses incurred in the transfer fees, safekeeping, delivery and receipt of securities, shipping, and conversion expenses (if necessary).

¡	Pricing Services (Prices below are based on U.S Bancorp’s primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees)
–	$0.07 Domestic and Canadian Equities/Options
–	$0.45 Corp/Gov/Agency Bonds/International Equities/Futures
–	$0.70 CMOs/Municipal Bonds/Money Market Instruments/International Bonds/Asset-Backed/Mortgage-Backed/High Yield Bonds
–	$1.00 /Fund per Day - Bank Loans
–	$2.25 /Fund per Day - Credit Default Swaps
–	$2.15 /Fund per Day - Basic Interest Rate Swaps
–	$125 /Fund per Month - Mutual Fund Pricing
–	$125 /Month Manual Security Pricing (>10/day)
–	No Charge – Corporate Action Services

11/2013	2

Amended Exhibit D (continued) to the Amended and Restated Custody Agreement

DoubleLine Funds Trust

FUND ACCOUNTING, ADMINISTRATION SERVICES, AND DOMESTIC CUSTODY FEE SCHEDULE at January 1, 2014

¡	Factor Services (BondBuyer)
–	$1.50 /CMO/Month
–	$0.25 /Mortgage Backed/Month
–	$300 /Month Minimum/Fund Group
¡	Fair Value Services (FT Interactive)
–	$0.60 on the First 100 Securities/Day
–	$0.44 on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service. Alternative source costs may vary. All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

Electronic Board Book Portal – Document Mall

$4,800/year (includes 10 “external” users) - waived

11/2013	3

Amended Exhibit D (continued)

to the Amended and Restated Custody Agreement – DoubleLine Funds

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at January 1, 2014
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$32	Lebanon	All	20.00	$72
Australia	All	1.00	$15	Lithuania	All	16.00	$40
Austria	All	1.70	$17	Luxembourg	All	3.20	$25
Bahrain	All	40.00	$112	Malaysia	All	2.90	$39
Bangladesh	All	32.00	$120	Mali*	All	32.00	$124
Belgium	All	1.20	$22	Malta	All	17.60	$60
Benin*	All	32.00	$124	Mauritius	All	24.00	$80
Bermuda	All	12.00	$48	Mexico	All	1.50	$10
Botswana	All	20.00	$40	Morocco	All	28.00	$80
Brazil	All	7.20	$17	Namibia	All	24.00	$40
Bulgaria	All	32.00	$64	Netherlands	All	1.50	$12
Burkina Faso*	All	32.00	$124	New Zealand	All	2.00	$26
Canada	All	1.00	$6	Niger*	All	32.00	$124
Cayman Islands*	All	0.80	$8	Nigeria	All	24.00	$40
Channel Islands*	All	1.20	$20	Norway	All	1.50	$22
Chile	All	16.00	$48	Oman	All	40.00	$112
China“A” Shares	All	9.60	$42	Pakistan	All	24.00	$80
China“B” Shares	All	9.60	$42	Peru	All	35.00	$85
Columbia	All	32.00	$80	Philippines	All	3.90	$36
Costa Rica	All	12.00	$48	Poland	All	12.00	$24
Croatia	All	28.00	$52	Portugal	All	4.80	$39
Cyprus*	All	12.00	$45	Qatar	All	36.00	$112
Czech Republic	All	9.60	$24	Romania	All	28.00	$80
Denmark	All	1.50	$24	Russia	Equities/Bonds	30.00	$165
Ecuador	All	28.00	$52	Russia	MINFINs	12.00	$40
Egypt	All	25.60	$64	Senegal*	All	32.00	$124
Estonia	All	5.60	$20	Singapore	All	1.50	$20
Euromarkets(3)	All	1.00	$4	Slovak Republic	All	20.00	$88
Finland	All	2.40	$22	Slovenia	All	20.00	$88
France	All	1.00	$15	South Africa	All	1.50	$8
Germany	All	1.00	$15	South Korea	All	4.80	$10
Ghana	All	20.00	$40	Spain	All	1.00	$15
Greece	All	7.20	$33	Sri Lanka	All	12.00	$48
Guinea Bissau*	All	40.00	$124	Swaziland	All	24.00	$40
Hong Kong	All	2.00	$25	Sweden	All	1.00	$22
Hungary	All	20.00	$60	Switzerland	All	1.00	$24
Iceland	All	12.00	$45	Taiwan	All	12.00	$64
India	All	8.00	$84	Thailand	All	2.90	$22
Indonesia	All	5.80	$68	Togo*	All	32.00	$124
Ireland	All	1.50	$15	Trinidad & Tobago*	All	24.00	$52
Israel	All	9.60	$29	Tunisia	All	32.00	$36
Italy	All	1.50	$24	Turkey	All	9.60	$10
Ivory Coast	All	32.00	$124	UAE	All	36.00	$104
Jamaica*	All	28.00	$40	United Kingdom	All	1.00	$5
Japan	All	1.00	$8	Ukraine	All	19.20	$29
Jordan	All	32.00	$100	Uruguay	All	40.00	$52
Kazakhstan	All	48.00	$120	Venezuela	All	32.00	$100
Kenya	All	24.00	$40	Vietnam*	All	32.00	$104
Latvia	Equities	12.00	$60	Zambia	All	24.00	$40
Latvia	Bonds	20.00	$72

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

11/2013	4

Amended Exhibit D (continued)

to the Amended and Restated Custody Agreement – DoubleLine Funds

Base Fee - A monthly base charge of $1,500 per account (fund) will apply.

¡	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).
¡	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:

¡	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $50.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed. Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses

¡	Charges incurred by U.S. Bank, N.A. for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
¡	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
¡	SWIFT reporting and message fees.

Fees are billed monthly

11/2013	5

Amended Exhibit D (continued) to the Amended and Restated Custody Agreement

Schedule of Fees at January 1, 2014 for Services as Bank Loan Custodian - DoubleLine Floating Rate Fund

Initial Acceptance Fee per Custodial Account: Covers the complete review of all the transaction Agreements, establishment of the collateral database and report development. Payable at closing.	$1,000.00

Annual Administration Fee:

Compensation for the duties of custodian, collateral administrator and all other administrative and reporting functions under the documents. The fee is based on the quoted basis points times the simple average of the par value of the Collateral on the first and the last day of the Period. This schedule assumes that the custodial accounts will be invested in a U.S. Bank offered permitted investment as defined within the documents. Fee to be paid quarterly in arrears based on the actual number of days in the Period.

This schedule assumes a minimum annual administration fee of $5,000.

2.00 Basis Points
Loan Pricing: Compensation for monthly pricing of loan positions. Fee payable monthly.	$14.00 per loan (Monthly)
Out-of-Pocket Expenses: Includes all related expenses, including but not limited to: postage, travel, counsel fees and disbursements. Payable at closing.	AT COST

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

11/2013	6

Exhibit D (continued) to the Amended and Restated Custody Agreement

DoubleLine Funds Trust

Schedule of Fees

DoubleLine Floating Rate Fund

Loan Closing Services at January 1, 2014

Loan Closing and Settlement:

➢	Primary, Secondary and Distressed
¡	Par and near par trade settlement
¡	Distressed loan settlement coordinated through legal counsel

➢	Assignments, Participations and Nettings
¡	Trade settlement facilitated through LSTA and LMA documents and guidelines

➢	Direct and Third-Party Settlement
¡	Follow-Up with Agent Banks on trade settlement
¡	Trade closing coordinated with Third-Party settlement agents

➢	Reporting and Data Management
¡	Loan settlement daily pending trades
¡	Agreed Upon customized reports

Loan Trade Settlement Fees:
	ClearPar/TSI	Paper
Par / Near Par / Distressed	$300	$350
Allocations Included	5	5
Each Additional Allocation	$50	$50
Netting Trades	$400	$400

Extraordinary fees are payable to the Trustee or Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of Business. Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction

11/2013	7

Amended Exhibit D to the Amended and Restated Custody Agreement

U.S. BANK NATIONAL ASSOCIATION

Schedule of Fees at January 1, 2014

for Document Custodial Services for DoubleLine Floating Rate Fund

Acceptance Fee:

¡	U.S. Bank will charge an acceptance fee of $1,000.00 for the review and execution of the Custodial Agreement and initiating the procedures/controls.

File Receipt and Setup:

—	U.S. Bank will charge a file receipt and setup fee of $10.00 per document.

File Maintenance/Storage Fee:

¡	U.S. Bank will charge a file storage fee of $5.00 per file per month to store collateral files. The fee will be billed based on the number of collateral files held in the account at month-end.

Insert Fee :

—	U.S. Bank will charge an insert fee of $5.00 per document for inserting document files.

Release Fee:

¡	U.S. Bank will charge a processing fee of $10.00 for each individual file/document released.
¡	U.S. Bank will charge a rejected release request fee of $2.00. This fee applies to all release requests that cannot be processed due to incorrect information provided on the form by the servicer (i.e. wrong loan number, pool number, etc.) or for release requests for which the collateral file has already been released.
¡

Transfer Fee:

—	U.S. Bank will charge a transfer fee of $5.00 per file per occurrence

File Reinstatement Fee:

¡	U. S. Bank will charge a reinstatement fee of $5.00 for each file/document reinstatement transaction processed. This includes re-review of the file to ensure appropriate documents returned.

Photocopies:

¡	U.S. Bank will charge $1.00 per page for copies initiated upon customer request.

Facsimiles:

¡	U.S. Bank will charge $1.00 per page for facsimiles initiated upon customer request.

Audit/Due Diligence:

¡	U.S. Bank will charge a fee of $350.00 per day when files need to be reviewed in connection with an audit or due diligence examination initiated by the customer.

Research Fee:

¡	U.S. Bank will charge a fee of $10.00 per file for research initiated by the customer.

Out-of-Pocket Expenses:

  All reasonable out-of-pocket expenses including shipping and counsel fees, if any, will be billed to the customer at cost.

11/2013	8